NEWS RELEASE

Document Security Systems, Inc. First Federal Plaza 28 East Main Street Rochester, NY 14614	Investor contact: Deborah K. Pawlowski Kei Advisors LLC 716.843.3908 Email: dpawlowski@keiadvisors.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Signs Licensing Agreement
with R.R. Donnelley & Sons Company
Extends use of technology with the largest printer in North America

ROCHESTER, NY, May 26, 2006 — Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today it has signed a licensing contract with R.R. Donnelley & Sons Company, the largest printer in North America.

The licensing agreement renews and extends the historic agreement the Company had with RR Donnelley for its SecureScan™ technology. The three-year agreement is a royalty-based contract for the use of SecureScan™ and is the largest licensing agreement that Document Security Systems has executed to date. The agreement takes effect August 1, 2006.

Mr. Patrick White, Chairman, President and Chief Executive Officer, stated, “The renewal and extension of this contract with one of the world’s most premier security printing companies firmly confirms our technology as the industry standard.” The agreement also provides for testing and adaptation of additional anti-counterfeiting technologies including DSS’s AuthentiGuard™ Pantograph 4000 and AuthentiGuard™ Survivor 21. These technologies can be embedded in labels, forms and other printed products developed by RR Donnelley for customers.

“We continue to execute on our strategy to drive revenue growth both by increasing in-house manufacturing and by selectively licensing our technologies to large and established companies. Our renewed agreement with the largest printer in North America represents a significant milestone for our Company, and a giant step towards profitability,” Mr. White concluded.

About Document Security Systems, Inc.
Document Security Systems, Inc. (AMEX: DMC) is a leader in proven patented protection against counterfeiting and unauthorized copying, scanning and photo imaging. The company offers a broad portfolio of anti-counterfeiting technologies, processes and products, and provides consulting for customized document security printing solutions. Its various anti-scanning technologies and products are used for currency, vital records, packaging, labels, tickets, ID Cards, passports and gift certificates. Document Security Systems’ products, such as its new AuthentiGuard™ Security Paper, protect original documents from copying or duplication. Its strategy is to become the world’s leading producer of cutting-edge security technologies for printed products. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

– MORE –

Document Security Systems Signs Licensing Agreement with R.R. Donnelly & Sons Company
May 25, 2006

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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